Exhibit 4g

Owner:	[JOHN DOE]

Annuitant:	[JOHN DOE]

Contract Date:	[July 1, 2013]

AXA EQUITABLE LIFE INSURANCE COMPANY

GWBL ROLLOVER ROTH IRA

DEFERRED VARIABLE ANNUITY CONTRACT

Processing Office: EQUI-VEST Processing Office, [P.O. Box 4956, Syracuse, NY 13221-4956]

This Contract is issued as a Roth individual retirement annuity contract which meets the requirements of Section 408A(b) and Section 408(b) of the Code (“Roth IRA Contract”). This Roth IRA Contract is offered only to individuals who wish to directly roll over certain eligible rollover distributions, as further described within this Contract. This Contract has been issued pursuant to a conversion right in a Prior Contract.

This Contract provides for a Guaranteed Withdrawal Benefit For Life (“GWBL”) as described further within this Contract. The GWBL benefit is subject to all of the terms and conditions contained in this Contract.

This Contract is not offered as an inherited Roth IRA.

This Roth IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this Roth IRA Contract is not forfeitable.

This is the entire Contract, which consists of the cover page, the succeeding Contract pages and the Data Pages. This Contract is issued in return for the Contribution(s) made to us from the Prior Contract. The terms of this Contract, are agreed to by the Owner. We will provide the benefits and other rights pursuant to the terms of this Contract. In this Contract, ‘‘we’’, ‘‘our’’ and ‘‘us’’ mean AXA Equitable Life Insurance Company. ‘‘You’’ and ‘‘your’’ mean the Owner and Annuitant.

TEN DAYS TO EXAMINE CONTRACT - Not later than ten days after you receive this Contract, you may return it to us. We will cancel it and refund any Contribution you made to us, plus or minus any investment gain or loss which applies to the Variable Investment Options from the date such Contribution was allocated to such Option to the date of cancellation.

AXA EQUITABLE LIFE INSURANCE COMPANY, a stock Life insurance company.

Home Office address: [1290 Avenue of the Americas, New York, New York 10104]

Mark Pearson,	Karen Field Hazin, Vice President,
Chairman of the Board and Chief Executive Officer ]	Secretary and Associate General Counsel]

The Annuity Account Value held in the Separate Account may increase or decrease in value. The amount of the Annuity Benefit will be equal to the sum of any Fixed Annuity Benefit and any Variable Annuity Benefit that we may offer at the time an Annuity Benefit is elected.

NONPARTICIPATING

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PART I - DEFINITIONS

SECTION 1.01 ANNUITANT

“Annuitant” means the individual shown as such in the Data Pages, or any successor Annuitant.

The Annuitant and the Owner must be the same individual. The Annuitant and Owner must be living on the Contract Date.

SECTION 1.02 ANNUITY ACCOUNT VALUE

“Annuity Account Value” means the sum of the amounts held for you in the Investment Options.

SECTION 1.03 ANNUITY BENEFIT

“Annuity Benefit” means a benefit payable by us pursuant to the Part, “Annuity Benefits and Required Minimum Distributions”.

SECTION 1.04 BENEFICIARY

“Beneficiary” means the person(s) you designate to receive any death benefit payable at your death as described in the Part, “Payment Upon Death.”

SECTION 1.05 BUSINESS DAY

“Business Day” means generally any day on which the New York Stock Exchange (“NYSE”) is open for regular trading and generally ends at 4:00 pm Eastern Time (or as of earlier close of regular trading). If the Securities and Exchange Commission determines the existence of emergency conditions on any day, and consequently, the NYSE does not open, then that day is not a Business Day. Business Day also includes such other time as we state in writing to the Owner.

SECTION 1.06 CASH VALUE

‘‘Cash Value’’ means an amount equal to the Annuity Account Value, less any charges that apply as described in the Part “Charges” and any charges that may apply as described in any applicable Endorsement(s) or Rider(s).

SECTION 1.07 CODE

“Code” means the Internal Revenue Code of 1986, as amended at any time, or any corresponding provisions of prior or subsequent United States revenue laws. References to the “Code” in this Contract also include references to applicable Federal income tax regulations.

SECTION 1.08 CONTRACT

“Contract” means this Contract, including the Data Page(s).

SECTION 1.09 CONTRACT DATE

“Contract Date” means the date specified on the Data Page(s). This Contract becomes effective on the Contract Date.

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SECTION 1.10 CONTRACT DATE ANNIVERSARY

“Contract Date Anniversary” means the last day of the Contract Year unless otherwise stated in the Data Page(s).

SECTION 1.11 CONTRACT YEAR

“Contract Year” means the twelve-month period starting on (i) the Contract Date and (ii) the same date each subsequent year, unless we agree to another period.

SECTION 1.12 CONTRIBUTION

“Contribution” means any amount directly rolled over from one of the specified types of employer-sponsored plans to purchase this Contract, as described in the Section, “Minimum Amount, Limits, and Requirements for Contributions”.

SECTION 1.13 EARLY WITHDRAWAL

“Early Withdrawal” means a withdrawal you make from this Contract before you have elected to begin taking GAWA payments from this Contract

SECTION 1.14 EMPLOYER

“Employer” means the employer which sponsors or adopts the Plan in which you are or were a Plan participant and under which the Prior Contract was purchased.

SECTION 1.15 EXCESS WITHDRAWAL

“Excess Withdrawal” means a withdrawal you make from this Contract after you have elected to begin taking GAWA payments from this Contract, which causes cumulative withdrawals from the Contract during that Contract Year to exceed the GAWA.

SECTION 1.16 GUARANTEED ANNUAL WITHDRAWAL AMOUNT

“Guaranteed Annual Withdrawal Amount” or “GAWA” means the amount which may be withdrawn from the Contract each Contract Year, as provided in the Section, “GWBL (Guaranteed Withdrawal Benefit For Life)” and guaranteed during your lifetime (and the lifetime of a surviving spouse, if Joint Life payments are elected).

SECTION 1.17 GUARANTEED WITHDRAWAL BENEFIT FOR LIFE

“Guaranteed Withdrawal Benefit For Life” or “GWBL” means the benefit under this Contract that guarantees lifetime withdrawal amounts each Contract Year as described in the Section, “GWBL (Guaranteed Withdrawal Benefit For Life).”

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SECTION 1.18 GUARANTEED WITHDRAWAL RATE

“Guaranteed Withdrawal Rate” or “GWR” is the rate that will apply, in order to calculate the GAWA, to Contributions that were remitted to this Contract, from a Prior Contract.

SECTION 1.19 INVESTMENT FUND

“Investment Fund” means a trust or other investment company or a separate class (or series) of shares of a specified trust or investment company where each class (or series) represents a separate portfolio in the specified trust or investment company.

SECTION 1.20 JOINT LIFE BASIS

“Joint Life Basis” means that GAWA payments are calculated based on the lives of you and your Spouse at the time you elect to begin taking GAWA payments on a Joint Life Basis, and under which GAWA payments are guaranteed during the lives of both.

SECTION 1.21 MATURITY DATE

“Maturity Date” means the date on which the annuity payments described in the Part “Annuity Benefits and Required Minimum Distributions” are to commence. The Maturity Date is shown in the Data Page(s).

SECTION 1.22 OWNER

“Owner” means the individual shown as such in the Data Page(s), who must also be the Annuitant. Joint Owners are not permitted. Non-natural Owners are not permitted. The Owner of this Contract cannot be changed.

SECTION 1.23 PLAN

“Plan” means one of the following types of retirement savings plan sponsored or adopted by an Employer that is intended to meet the requirements for qualification under one of the following Sections of the Code:

(a) Section 401(a), only with a Section 401(k) feature;

(b) Section 403(b), where the Employer is either:

(i) an organization described in Section 501(c)(3) of the Code which is exempt from Federal income tax under Section 501(a) of the Code; or

(ii) a State, political subdivision of a State, or an agency or instrumentality of any one or more of the foregoing, in connection with services performed by an employee for an educational organization described in Section 170(b)(1)(A)(ii) of the Code; or

(c) Section 457(b), where the Employer is a governmental unit that is a State, a political subdivision of a State, or any agency or instrumentality of a State or political subdivision of a State as defined in Section 457(e)(1)(A) of the Code.

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SECTION 1.24 PRIOR CONTRACT

“Prior Contract” means another contract or certificate which

(a) was issued by us or by one of our affiliates;

(b) is or was a funding vehicle for the Plan in which you are or were a participant;

(c) has a feature similar to the GWBL under this Contract; and

(d) from which amounts attributable to such feature have been directly rolled over to this Contract as a Contribution.

SECTION 1.25 PRIOR CONTRACT IMPORTED RECORD DATA

“Prior Contract Imported Record Data” means the information that we have on our records with respect to the Prior Contract, upon which the issuance and administration of this Contract is based. “Prior Contract Imported Record Data” may include, but is not limited to: information about you (your name, address, gender, birthdate, spousal information); your election to take GAWA payments under the Prior Contract (i.e., on a Single Life or Joint Life basis); the GAWA, and the Ratchet Base.

SECTION 1.26 PROCESSING DATE

“Processing Date” is each Contract Date Anniversary. If the Contract Date Anniversary is not a Business Day, then the Processing Date is the first Business Day thereafter.

SECTION 1.27 PROCESSING OFFICE

“Processing Office” means the AXA Equitable Processing office shown on the cover page of this Contract, or such other location we may state upon written notice to you.

SECTION 1.28 RATCHET AMOUNT

“Ratchet Amount” means the result of the following calculation on the Contract Date Anniversary: if the Annuity Account Value is greater than the Ratchet Base, then the Annuity Account Value minus the Ratchet Base equals the Ratchet Amount.

SECTION 1.29 RATCHET BASE

“Ratchet Base” means the formula amount initially determined under the Prior Contract and applied to this Contract, plus any applicable Ratchet Amount, adjusted for any Early Withdrawals or Excess Withdrawals.

SECTION 1.30 RATCHET INCREASE

“Ratchet Increase” means an additional amount that may increase the GAWA, which is equal to the Ratchet Amount multiplied by: the GAWA on the Contract Date Anniversary, divided by the immediately preceding Ratchet Base.

SECTION 1.31 REQUIRED MINIMUM DISTRIBUTION PAYMENTS.

“Required Minimum Distribution Payments” means the payments from or with respect to this Roth IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules-Payments After Your Death.”

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SECTION 1.32 SEPARATE ACCOUNT

“Separate Account” means any of the Separate Accounts described or referred to in the Part, “Separate Account” and the Data Pages of this Contract.

SECTION 1.33 SINGLE LIFE BASIS

“Single Life Basis” means that GAWA payments are calculated based only on your life and are guaranteed only during your life.

SECTION 1.34 SPOUSE

“Spouse” means an opposite-sex spouse as provided in the Federal Defense of Marriage Act (“DOMA”), as amended. DOMA precludes same-sex married couples, domestic partners, and civil union partners from being considered “married” under federal law.

SECTION 1.35 TRANSACTION DATE

“Transaction Date” means the Business Day we receive at the Processing Office a Contribution or a transaction request providing all of the information we need. Transaction requests must be in a form acceptable to us.

SECTION 1.36 VARIABLE INVESTMENT OPTION

“Variable Investment Option” means a separate account or a subdivision of a Separate Account available under this Contract. A Variable Investment Option may invest its assets in an Investment Fund.

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PART II - SEPARATE ACCOUNT

SECTION 2.01 SEPARATE ACCOUNT

We have established the Separate Account(s) and maintain such Account(s) in accordance with the laws of New York State. Income, realized and unrealized gains and losses from the assets of the Separate Account(s) are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in the Separate Account(s) to support this Contract and other variable annuity contracts and certificates. Assets may be placed in the Separate Account(s) for other purposes, but not to support contracts or policies other than variable annuities and variable life insurance.

The Separate Account(s) under this Contract is Separate Account [A]. A Separate Account may be subdivided into Variable Investment Options.

The assets of a Separate Account are our property. The portion of such assets equal to the reserves and other contract liabilities will not be chargeable with liabilities which arise out of any other business we conduct. We may transfer assets of a Separate Account in excess of the reserves and other liabilities with respect to such Account to another Separate Account or to our general account.

We may, at our discretion, invest Separate Account assets in any investment permitted by applicable law. We may rely conclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

SECTION 2.02 SEPARATE ACCOUNT ACCUMULATION UNITS AND UNIT VALUES

The amount you have in a Variable Investment Option at any time is equal to the number of Accumulation Units you have in that Variable Investment Option multiplied by the Variable Investment Option’s Accumulation Unit Value at that time. ‘‘Accumulation Unit’’ means a unit which is purchased in a Separate Account. ‘‘Accumulation Unit Value’’ means the dollar value of each Accumulation unit in a Separate Account on a given date. (If Variable Investment Options apply as described in the Section “Separate Account”, then the terms of this Section “Separate Account Accumulation Units and Unit Values” apply separately to each Variable Investment Option, unless otherwise stated.)

Amounts allocated or transferred to a Separate Account are used to purchase Accumulation Units of that Account. Units are redeemed when amounts are deducted, transferred or withdrawn.

The number of Accumulation Units you have in a Separate Account at any time is equal to the number of Accumulation Units purchased minus the number of Units redeemed in that Separate Account up to that time. The number of Accumulation Units purchased or redeemed in a transaction is equal to the dollar amount of the transaction divided by the Separate Account’s Accumulation Unit Value for that Transaction Date.

We determine Accumulation Unit Values for each Separate Account for each Valuation Period. A ‘‘Valuation Period’’ is each Business Day together with any consecutive preceding non-business days. For example, for each Monday which is a Business Day, the preceding Saturday and Sunday will be included to equal a three-day Valuation Period.

Unless the following paragraph applies, the Accumulation Unit Value for a Separate Account for any Valuation Period is equal to the Accumulation Unit Value for the immediately preceding Valuation Period multiplied by the ratio of values: ‘‘(i)’’ and ‘‘(ii)’’. Value ‘‘(i)’’ is the value of the Separate

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Account at the close of business at the end of the current Valuation Period, before any amounts are allocated to or withdrawn from the Separate Account in that Period. Value ‘‘(ii)’’ is the value of the Separate Account at the close of business at the end of the preceding Valuation Period, after all allocations and withdrawals were made for that Period. For this purpose, ‘‘value of the Separate Account’’ means the market value or, where there is no readily available market, the fair value of the assets allocated to the Separate Account, as determined by accepted accounting practices, and applicable laws and regulations.

To the extent the Separate Account invests in Investment Funds, and the assets of the Investment Funds are invested in a class or series of shares of a specified trust or investment company, the Accumulation Unit Value of a Variable Investment Option for any Valuation Period is equal to the Accumulation Unit Value for that Fund on the immediately preceding Valuation Period multiplied by the Net Investment Factor for that Fund for the current Valuation Period. The Net Investment Factor for a Valuation Period is (a) divided by (b) minus (c), where:

(a)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the Valuation Period (before taking into account any amounts allocated to or withdrawn from the Variable Investment Option for the Valuation Period and after deduction of investment advisory fees and direct operating expenses of the specified trust or investment company; for this purpose, we use the share value reported to us by the specified trust or investment company);

(b)	is the value of the Variable Investment Option’s shares of the related Investment Fund at the end of the preceding Valuation Period (taking into account any amounts allocated or withdrawn for that Valuation Period);

(c)	is the Daily Separate Account Charge (see the Section “Daily Separate Account Charge”) for the expenses and risks of the Contract, times the number of calendar days in the Valuation Period, plus any charge for taxes or amounts set aside as a reserve for taxes.

SECTION 2.03 VARIABLE INVESTMENT OPTIONS

The Variable Investment Options available under this Contract are:

[PIB AXA Moderate Growth Strategy

PIB EQ/AllianceBernstein Dynamic Wealth Strategies

PIB AXA Balanced Strategy

PIB AXA Conservative Growth Strategy

PIB AXA Conservative Strategy]

Upon advance notice to you, we reserve the right to (a) add or remove a Variable Investment Option or (b) discontinue the acceptance of Contributions and transfers to any one or more Variable Investment Options.

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SECTION 2.04 CHANGES WITH RESPECT TO SEPARATE ACCOUNT

In addition to the rights reserved pursuant to subsection (b) of the Section “Variable Investment Options”, and the Sections “Contract” and “Statutory Compliance”, we have the right, subject to compliance with applicable law, including approval of Contract owners if required:

(a)	to add Variable Investment Options (or sub-funds of Variable Investment Options) to, or to remove Variable Investment Options (or sub-funds) from, the Separate Account, or to add other separate accounts;

(b)	to combine any two or more Variable Investment Options or sub-funds thereof;

(c)	to transfer the assets we determine to be the share of the class of contracts to which this Contract belongs from any Variable Investment Option to another Variable Investment Option;

(d)	to operate the Separate Account or any Variable Investment Option as a management investment company under the Investment Company Act of 1940, in which case charges and expenses that otherwise would be assessed against an underlying mutual fund would be assessed against the Separate Account;

(e)	to operate the Separate Account or any Variable Investment Option as a unit investment trust under the Investment Company Act of 1940;

(f)	to deregister the Separate Account under the Investment Company Act of 1940;

(g)	to restrict or eliminate any voting rights as to the Separate Account;

(h)	to cause one or more Variable Investment Options to invest some or all of their assets in one or more other trusts or investment companies;

(i)	to close a Variable Investment Option to Transfers and Contributions.

If the exercise of these rights results in a material change in the underlying investment of a Separate Account, you will be notified of such exercise, as required by law.

A Separate Account or Variable Investment Option which may be added by us as described above may be one with respect to which: (i) there may be periods during which Contributions may be restricted pursuant to the maturity terms of such Separate Account or Investment Fund, (ii) amounts therein may be automatically liquidated pursuant to the investment policy of the Separate Account, and (iii) investments therein may mature. We will have the right to reallocate amounts arising from liquidation or maturity according to your allocation instructions then in effect unless you specify other instructions with respect to such amounts. If no such allocation instructions have been made, the reallocation will be made to a designated Investment Option, or to the next established Separate Account or Investment Fund of the same type as described in this paragraph, if applicable, as specified in the Data Pages.

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PART III - CONTRIBUTIONS AND ALLOCATIONS

SECTION 3.01 MINIMUM AMOUNT, LIMITS AND REQUIREMENTS FOR CONTRIBUTIONS

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept. No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We also have the right, upon advance notice to you, to:

(a) change such requirements to apply to Contributions made after the date of such change, and

(b) discontinue acceptance of Contributions under this Contract with respect to all Contracts or with respect to all Contracts of the same class.

Contributions we will accept

Except as otherwise indicated in this Section or the Data Pages, a Contribution to this Roth IRA Contract must be a direct rollover contribution which is a “qualified rollover contribution” from an eligible retirement plan other than an individual retirement plan as described in Section 408A(e)(1)(B)(ii) of the Code. The only qualified rollover contributions we accept are a rollover contribution from a designated Roth account described in Section 402A of the Code. The source of the “rollover contribution” must meet both of the following requirements: (a) it must be from a Plan; and (b) the amount directly rolled over must be attributable to a feature similar to the Guaranteed Withdrawal Benefit for Life under a Prior Contract.

You may make one or more additional direct rollover Contributions from another Prior Contract to this Contract if (a) you have not yet elected to begin taking GAWA payments under the applicable Prior Contract; and (b) you have not yet elected to begin taking GAWA payments under this Contract.

Contributions we will not accept

We do not accept contributions that do not meet the definition of “eligible rollover distribution,” including, but not limited to, the portion of any distribution which is a “Required Minimum Distribution” under the Plan. We do not accept regular Roth IRA contributions out of current compensation. We do not accept rollover contributions from another Roth IRA. We do not accept “conversion” rollover contributions from a “traditional” IRA (also referred to as a “non-Roth IRA”). We do not accept direct transfer contributions from other Roth IRAs. We do not offer this Roth IRA Contract to fund employer-sponsored “Simplified Employee Pension” (“SEP”) plans described in Section 408(k) of the Code or SIMPLE IRA plans described in Section 408(p) of the Code, so we do not accept contributions under or from those plans. We do not offer this Roth IRA Contract as an inherited Roth IRA contract so we do not accept direct transfer contributions from the Roth IRA of a deceased IRA owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans. If you have more than one Prior Contract and have elected to begin taking GAWA payments under any of your Prior Contracts you may not make any additional direct rollover Contributions from a Prior Contract to this Contract. Also, when you elect to begin taking GAWA payments under this Contract you may no longer make additional direct rollover Contributions from a Prior Contract to this Contract.

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We do not accept conversion rollover contributions from a pre-tax account or a non-Roth after-tax account under an eligible retirement plan described in Section 402(c)(8)(B) of the Code.

No Contributions may be made after age [94].

SECTION 3.02 ALLOCATION OF CONTRIBUTIONS

You may allocate any Contribution to any one or more of the Variable Investment Options available under this Contract. You need not allocate a portion of the Contribution to each available Variable Investment Option. You must allocate 100% of your Contribution.

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PART IV - TRANSFERS AMONG INVESTMENT OPTIONS

SECTION 4.01 TRANSFER REQUESTS

You may request to transfer all or part of the amount held in a Variable Investment Option to one or more of the other Variable Investment Options. The request must be in a form we accept. All transfers will be made on the Transaction Date. Transfers are subject to the terms of the Sections “Variable Investment Options”, “Transfer Rules” and our rules in effect at the time of transfer. With respect to a Separate Account, the transfers will be made at the Accumulation Unit Value for that Transaction Date.

SECTION 4.02 TRANSFER RULES

The transfer rules which apply are described in the Data Pages and any applicable endorsements. A transfer request will not be accepted if it involves less than the minimum amount, if any, stated in the Data Pages (unless the Annuity Account Value is less than such amount). We have the right to change our transfer rules. Any change will be made upon advance notice to you.

Transfers to a Variable Investment Option will also be subject to the rules of the Investment Fund in which it invests, and in accordance with the Sections “Withdrawals”, “ Transfer Charges” and “Investment Fund Redemption Fee”.

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PART V - WITHDRAWALS, CONTRACT TERMINATION AND GWBL (GUARANTEED

WITHDRAWAL BENEFIT FOR LIFE)

SECTION 5.01 WITHDRAWALS

You may request a withdrawal from this Contract at any time before the Maturity Date and before a supplementary contract is issued, subject to any conditions or limitations stated in the Data Page(s). Withdrawal requests must be in a form we accept.

On the Transaction Date, we will pay the amount of the withdrawal requested or, if less, the Annuity Account Value. The amount to be paid will be withdrawn on a pro-rata basis from the amounts in the Variable Investment Options, unless you elect otherwise or unless otherwise stated in the Data Page(s).

We will not accept a withdrawal request, other than the GAWA, if it involves less than the minimum amount, if any, stated in the Data Page(s). We will not accept a withdrawal request if there is no Annuity Account Value remaining in this Contract. Further conditions or restrictions may apply if stated in the Data Page(s) or in any Endorsement or Rider later added to this Contract.

A withdrawal made before you have elected to begin taking GAWA payments will result in an Early Withdrawal. A withdrawal request that causes cumulative withdrawals in that Contract Year to exceed the GAWA will result in an Excess Withdrawal. Early and Excess Withdrawals are described in the Section, “Guaranteed Withdrawal Benefit for Life.”

We will withdraw any redemption fee or other charge that an Investment Fund requires us to deduct from your Annuity Account Value. Such amounts, less any applicable processing fee, will be remitted to the Investment Fund.

SECTION 5.02 CONTRACT TERMINATION

We reserve the right to terminate this Contract if one or more of the following events occurs, unless otherwise specified in the Data Page(s) or any Endorsement or Rider attached hereto:

(a) If your Annuity Account Value falls to zero due to an Early or Excess Withdrawal, or the withdrawal of your GAWA;

(b) If your Annuity Account Value falls to zero as a result of the deduction of a charge or fee.

Also, payment of the Death Benefit, as described in the Part, “Payment Upon Death,” terminates the Contract.

SECTION 5.03 GUARANTEED WITHDRAWAL BENEFIT FOR LIFE

The GWBL guarantees that you may elect to take withdrawals from the Annuity Account Value up to a maximum amount per Contract Year (the “GAWA”) during your lifetime (and the lifetime of your spouse, if Joint Life payments are elected). GAWA payments will continue even if the Annuity Account Value falls to zero unless it does so due to a withdrawal that causes cumulative withdrawals in any Contract Year to exceed the GAWA.

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Carryover of information from Prior Contract

This Contract is issued as a result of a direct rollover Contribution from a Prior Contract and is based on the information that we have in our records for the Prior Contract. We refer to this information as “Prior Contract Imported Record Data.”

If you previously elected to begin taking GAWA payments under the Prior Contract and want to continue to receive GAWA payments under this Contract, you must elect to do so as discussed below in “Electing to Take GAWA Payments.”

Guaranteed Annual Withdrawal Amount and Adjustments

The Ratchet Base.

The Ratchet Base under this Contract on the Contract Date is equal to the Ratchet Base under your Prior Contract. However, if the Ratchet Base in your Prior Contract is less than your Annuity Account Value that is rolled over into this Contract, then we will increase your initial Ratchet Base to such Annuity Account Value. If you have more than one Prior Contract and make more than one direct rollover Contribution, we will combine the amounts of the Ratchet Base under each Prior Contract to determine the Ratchet Base for this Contract. The Ratchet Base is recalculated on each Contract Date Anniversary to equal the greater of the Annuity Account Value and the immediately previous Ratchet Base.

The Ratchet Base is reduced on a pro rata basis due to any Early Withdrawals and any Excess Withdrawals.

GAWA Payments

The GAWA under this Contract on the Contract Date is equal to the GAWA under the Prior Contract, unless a Ratchet Increase has increased the GAWA. If you have more than one Prior Contract and make more than one direct rollover Contribution, we will combine the amounts of the GAWA under each Prior Contract to determine the GAWA for this Contract.

Ratchet Increase and effect on the GAWA.

When the Ratchet Base is increased under provision above, the GAWA is increased. The increase to your GAWA is calculated by multiplying the increase in the Ratchet Base by the weighted average of the prior Guaranteed Withdrawal Rate equivalents applied under the Prior Contract (the “weighted GWR”). The weighted GWR is determined by dividing the immediately preceding GAWA by the immediately preceding Ratchet Base. The Ratchet Increase will be added to the GAWA to determine the new GAWA.

A Ratchet Increase may occur whether or not you have elected to begin taking GAWA payments under this Contract.

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Reduction of the GAWA

The GAWA may be reduced, pro rata, by Early Withdrawals or Excess Withdrawals.

The refund of excess Contributions, including earnings required to be distributed, will cause a pro rata reduction to the GAWA, as described later in this Section.

The GAWA will not be reduced because of any fees or charges under the Contract.

Electing to Take GAWA Payments

Electing GAWA Payments under this Contract

You must elect to begin taking GAWA payments under this Contract on our form. The Transaction Date for your election to begin taking GAWA payments under this Contract will be the Business Day that we receive your request in good order.

If GAWA Payments were being taken under the Prior Contract

If you are age 59 1/2 or older at the time of the rollover Contribution from the Prior Contract and you had elected to begin taking GAWA payments under the Prior Contract, after the rollover Contribution you must affirmatively elect to begin taking GAWA payments under this Contract by completing our form. You cannot change the Single Life or Joint Life Basis under which your GAWA payments are made from the Prior Contract even if your marital status has changed since your initial election to begin taking GAWA payments under the Prior Contract.

If GAWA Payments were not being taken under the Prior Contract

This Contract is designed to provide GAWA payments beginning at age 65. However, you may elect to begin taking GAWA payments as early as age 59 1/2 which will result in a reduction of your GAWA payments, as discussed below. If you are under age 59 1/2 at the time of the rollover Contribution from the Prior Contract, you cannot elect to begin taking GAWA payments from this Contract until age 59 1/2. Any withdrawal you take from the Contract before age 59 1/2 will be treated as an Early Withdrawal.

If you are age 59 1/2 or older at the time of the rollover Contribution from the Prior Contract and you had not elected to begin taking GAWA payments under the Prior Contract, you may make an election to begin taking GAWA payments at any time prior to the Maturity Date.

Electing to begin GAWA payments prior to age 65 will result in a reduction of all future GAWAs, as indicated below.

Age When GAWA Payments Elected	Reduction to GAWA
59 1/2	[25%]
60	[25%]
61	[20%]
62	[15%]
63	[10%]
64	[5%]

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You may also defer the election to take GAWA payments past age 65. Deferring GAWA payments will result in an increase to all future GAWAs, as indicated below.

Age When GAWA Payments Elected	Adjusted GAWA
66	[102%]
67	[104%]
68	[106%]
69	[108%]
70 or older	[110%]

The above GAWA reductions and increases will be based on your age on the date we receive the election request to take GAWA payments.

Single Life or Joint Life Basis. The election request will specify whether GAWA payments will be taken on a Single Life or Joint Life Basis. The Joint Life basis is only available if you are married to a Spouse at the time of the election. If no election is made, GAWA payments will be taken on a Single Life Basis. GAWA payments taken on a Single Life Basis will be greater than those taken on a Joint Life Basis. Once the election to take GAWA payments is or has been made (either under a Prior Contract or this Contract), you may not change the Single Life Basis or Joint Life Basis.

1. Single Life Basis. If the Single Life Basis is elected, or otherwise applies, GAWA payments are taken based only on your life and GAWA payments are guaranteed only during your life. Upon your death, the GWBL feature and GAWA payments terminate.

2. Joint Life Basis. If you elect the Joint Life Basis:

•	The Spouse must be listed as the sole primary Beneficiary under the Contract.

•

The GAWA will be reduced by the rates shown in Appendix A. The rates shown in Appendix A provide the payment amount for a Joint Life election based on your age and your spouse’s age and include the reduction or increase to GAWA payments taken prior to age 65 or later. This reduction will not change even if you subsequently drop the Joint Life Basis election.

•

You may elect to drop the individual designated under the Joint Life Basis if you are no longer married, but your GAWA payments will not be increased to reflect a Single Life Basis and GAWA payments will be guaranteed only for your life. Also, you may not name a new individual under the Joint Life Basis, even if you remarry.

The Frequency of GAWA Payments. You may choose to take withdrawals of the GAWA from time to time or may choose to take GAWA payments through an automated payment plan, if we are offering such plan at the time the election request to take GAWA payments is received by us.

After the Election to Take GAWA Payments Is Made. After you elect to begin taking GAWA payments from this Contract, you may take the GAWA through one or more withdrawals during the Contract Year. If you do not withdraw amounts during the Contract Year, or take less than the GAWA for the Contract Year, the remaining GAWA for that Contract Year will not be added to the GAWA for any subsequent Contract Year.

The GAWA may increase due to a Ratchet Increase on the Contract Date Anniversary, but will not decrease unless you take an Excess Withdrawal (discussed below).

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Early Withdrawals. Any withdrawal made before you elect to begin taking GAWA payments under this Contract will result in an Early Withdrawal. Therefore, if you were taking GAWA payments under a Prior Contract and you do not elect to take GAWA payments under this Contract, any withdrawal will be considered to be an Early Withdrawal. An Early Withdrawal will reduce both the Ratchet Base and the GAWA on a pro rata basis. This means we will calculate the percentage of the Annuity Account Value that is withdrawn and reduce the Ratchet Base and the GAWA by the same percentage.

Excess Withdrawals. An Excess Withdrawal is a withdrawal taken after GAWA payments have begun, which causes cumulative withdrawals during that Contract Year to exceed the GAWA. An Excess Withdrawal will reduce both the Ratchet Base and the GAWA on a pro rata basis. This means we will calculate the percentage of the Annuity Account Value that is withdrawn and reduce the Ratchet Base and the GAWA by the same percentage. If only a portion of the withdrawal exceeds the GAWA, only that portion (not the full withdrawal amount) is an Excess Withdrawal.

GAWA and Required Minimum Distributions or “RMDs.” (See the Section, “Required Minimum Distributions”)

We offer to individuals who are required to take lifetime Required Minimum Distributions an automatic RMD service to calculate and pay the amount of the lifetime Required Minimum Distribution from the Contract for the calendar year (the “automatic RMD service”). We reserve the right to discontinue or change this service at any time in our sole discretion.

If you had elected to begin taking GAWA payments under the Prior Contract and had also been enrolled in our RMD automatic withdrawal option, we will still require you to affirmatively re-enroll in our RMD automatic withdrawal option under this Contract.

If you elect to begin taking GAWA payments under this Contract and are also enrolled in our automatic RMD service, if the amount of the RMD for a calendar year exceeds the amount of GAWA payments and other withdrawals taken from the Contract during that calendar year, we will distribute the additional amount necessary to satisfy the RMD requirement for that calendar year. We will not treat any such additional amount as an Excess Withdrawal, even if it causes cumulative withdrawals to exceed the GAWA during that Contract Year.

If you elect to begin taking GAWA payments under this Contract, but are not also enrolled in a Prior Contract’s RMD automatic withdrawal option, or if we have discontinued any such service, the amount of the lifetime Required Minimum Distribution payments taken from the Contract that exceed the GAWA will be treated as an Excess Withdrawal.

Effect of Annuity Account Value Falling to Zero

If the Annuity Account Value falls to zero before the Maturity Date and before you elect to begin taking GAWA payments under this Contract.

If the Annuity Account Value falls to zero before you elect to begin taking GAWA payments under this Contract due to any combination of investment performance and the deduction of Charges in Part VIII, “Charges,” you will still be able to take GAWA payments.

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If the Annuity Account Value falls to zero before the Maturity Date and after you elect to begin taking GAWA payments under this Contract.

If the Annuity Account Value falls to zero due to any combination of investment performance, payments that are neither an Early Withdrawal or an Excess Withdrawal, and the deduction of Charges in Part VIII, “Charges,” GAWA payments will continue as follows:

1. We will issue a supplementary contract reflecting this benefit, under which payments will continue to be made at least annually. We may offer more frequent payment intervals.

2. The Guaranteed Benefit Charge will no longer apply.

3. There will no longer be any Death Benefit under this Contract or the supplementary contract. However, if you had elected to take GAWA payments on a Joint Life basis; the sole primary Beneficiary designated under this Contract is the individual named as Spouse at the election to take GAWA payments, and is also your surviving Spouse, GAWA payments will continue during the life of the Spouse.

Effect of Divorce

If an applicable court order relating to the divorce requires a withdrawal of a specified amount from this Contract, the Ratchet Base and the GAWA will be reduced on a pro rata basis.

If you are divorced

•	before you elect to begin taking GAWA payments under this Contract or

•	after you elect to begin taking GAWA payments under this Contract on a Single Life Basis, the former Spouse is not entitled to a pro rata portion of the GWBL or any GAWA payments.

If you are divorced after you elect to begin taking GAWA payments under this Contract on a Joint Life Basis we will not be required to make GAWA payments longer than your life and life of the individual named as Spouse at the election to take GAWA payments.

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PART VI – PAYMENT UPON DEATH

SECTION 6.01 BENEFICIARY

You give us the name of the Beneficiary who is to receive any death benefit payable because of your death (“Death Benefit”). The Prior Contract Imported Record Data does not include the beneficiary designated under your Prior Contract. The Beneficiary for this Contract is the person you designated at the time of application and is listed in the Data Pages.

You may name one or more persons to be primary Beneficiary and one or more other persons to be contingent Beneficiary if the primary Beneficiary dies before you. Unless you specifically elect in writing otherwise, if you have named two or more persons as Beneficiary, the Beneficiary will be the named person or persons who survive you and payments will be made to such persons in equal shares or to the survivor. Also, unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the death benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 Q&A A-2(a)(2) or any successor Regulation.

You may change the Beneficiary during your lifetime and while coverage under the Contract is in force. Any such change must be made in writing in a form we accept. A change will take effect as of the date the written change is executed, whether or not you are living on the date of receipt at our Processing Office. However, we will not be liable as to any payments we make or actions we take before we receive any such change at our Processing Office.

Any part of a Death Benefit for which there is no named Beneficiary living at the time of your death will be payable in a single sum to your surviving spouse, if any; if there is no surviving spouse, then to your surviving children in equal shares; if there are no surviving children, then to your estate.

If you elected to take GAWA payments on a Joint Life basis, in order for GAWA payments to be made after your death, as described under the Section “Manner of Payment,” your Spouse under this Contract must be the same Spouse that you named when the GAWA payments began.

SECTION 6.02 DEATH BENEFIT

Upon receipt of due proof of your death before the Maturity Date and before a supplementary contract is issued, we will pay a Death Benefit to the Beneficiary named under the Section, “Beneficiary.” Payment is subject to any special rules which may apply as described in the Data Page(s) and any Endorsement or Rider later added to this Contract.

The amount of the Death Benefit is equal to the Annuity Account Value and is payable on the date when we have received all “Beneficiary Requirements” referred to in the following paragraph in good order (“Payment Transaction Date”). See the Section, “Manner of Payment.”

The following are “Beneficiary Requirements”:

(i) a properly completed written request;

(ii) due proof of death (as evidenced by a certified copy of the death certificate);

(iii) proof satisfactory to us that the person claiming the Death Benefit is the person entitled to receive it;

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(iv) tax information required by the Code; and

(v) any other forms we require.

Upon receipt of notification of your death, if we have not received the Beneficiary Requirements described above, the Contract will continue to remain invested in the Investment Options and no transactions will be permitted.

SECTION 6.03 MANNER OF PAYMENT

The Death Benefit will be paid to the Beneficiary in a single sum unless the Beneficiary elects a different form of Death Benefit payout that we offer at the time the Death Benefit is payable. Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules – Payments After Your Death”.

There is no Death Benefit under this Contract if the Annuity Account Value falls to zero or has fallen to zero and a supplementary contract is issued, unless the terms of the supplementary contract provide for continuing payments.

If you have elected to take GAWA payments on a Single Life Basis the Beneficiary is not eligible to take GAWA payments. An eligible Beneficiary may elect the Beneficiary Continuation Option under the Section, “Beneficiary Continuation Option”.

If you have elected to take GAWA payments on a Joint Life Basis (either in this Contract or the Prior Contract); the sole primary Beneficiary designated under the Contract is the individual named as Spouse at the initial election to take GAWA payments; and is also your surviving Spouse, in addition to any other option for payment of the Death Benefit we offer at the time, the Beneficiary may elect to continue this Contract under a special version of the Beneficiary Continuation Option applicable to such a surviving Spouse (“Qualifying Surviving Spouse Joint Life GWBL BCO”). The Qualifying Surviving Spouse Joint Life GWBL BCO is the Beneficiary Continuation Option under the Section, “Beneficiary Continuation Option”, with the following conditions:

If applicable, the Ratchet Base will ratchet on the Contract Date Anniversary.

The Charges described in the Part, “Charges” will continue to apply.

Qualifying Surviving Spouse Joint Life GWBL BCO payments will be equal to the greater of (i) the GAWA applicable during your life; and (ii) the post-death Required Minimum Distribution amount that would apply to the Annuity Account Value for the calendar year under the Section, “Beneficiary Continuation Option”. Upon the death of the spousal Beneficiary, Qualifying Surviving Spouse Joint Life GWBL and the comparison of payment amounts described in the preceding sentence ends. If there is any remaining Annuity Account Value, the beneficiary named by the surviving Spouse can elect to continue to receive the BCO payments as described in last paragraph of the Section, “Beneficiary Continuation Option” or receive any remaining Annuity Account Value in a lump sum.

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SECTION 6.04 BENEFICIARY CONTINUATION OPTION

This Section applies only if: you die before the Maturity Date and before a supplementary contract has been issued, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual, with the exception of the following paragraph. Any non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

This Section applies to a non-individual Beneficiary only if it is a “see-through trust”. A “see-through trust” is an irrevocable trust, valid under state law, the only beneficiaries of which are individuals, and which trust has met applicable documentation requirements under applicable Regulations as we may determine. If such a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4 Q&A A-5, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, the individual used as the measuring life for calculating payments is the oldest beneficiary of such trust.

If this Section applies and there is more than one Beneficiary, the Annuity Account Value on the Transaction Date we receive all Beneficiary Requirements will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary.” For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(a)	This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)	The Continuation Beneficiary automatically becomes the successor Annuitant with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract. If you have specifically elected under the “Beneficiary” Section of this Contract that we not separately account for each Beneficiary’s portion of the interest in this Contract, the oldest Continuation Beneficiary will be the successor Annuitant used as the measuring life for purposes of calculating the Required Minimum Distribution payments in the Section, “Required Minimum Distribution Rules–Payments After Your Death”.

(c)	The Continuation Beneficiary may transfer amounts among the Investment Options with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(d)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(e)	Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in the Section, “Required Minimum Distribution Rules–Payments After Your Death”.

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(f)	The Beneficiary Continuation Option is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another of your Roth individual retirement arrangements under which you also designated that Continuation Beneficiary as beneficiary, as described in the Section, “Required Minimum Distribution Rules–Payments After Your Death” in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

(g)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time.

(h)	Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary in accordance with paragraph (b)(1) or (b)(2) of the Section, “Required Minimum Distribution Rules–Payments After Your Death”.

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PART VII - ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS

SECTION 7.01 ELECTION OF ANNUITY BENEFITS

General

You may apply amounts under this Contract, after thirteen months from the Contract Date to an Annuity Benefit described in this Part VII. Your Contract has a Maturity Date as shown in the Data Pages. You may instead elect to have the Cash Value paid to you in a single sum.

GWBL Maturity Date

The GWBL Maturity Date Annuity Benefit compares (1) your Guaranteed Annual Withdrawal Amount, and (2) the amount you would have received if your Annuity Account Value on the Maturity Date had been applied to a Life Annuity, using either (a) the guaranteed annuity rates specified in the Section “Amount of Annuity Benefits” or (b) the applicable current individual annuity rates as of the Contract Date Anniversary, and provides periodic payments of the higher resulting amount. A “Life Annuity” is a fixed annuity which provides monthly payments to you beginning as of the Maturity Date and ending with the last payment due before your death.

At the time an Annuity Benefit is purchased, we will issue a supplementary contract which reflects the Annuity Benefit terms.

We will provide notice and election forms to you not more than six months before the Maturity Date.

We will have the right to require you to furnish any information we need to provide an Annuity Benefit. We will be fully protected in relying on such information and need not inquire as to its accuracy or completeness.

SECTION 7.02 ANNUITY BENEFIT

Payments under an Annuity Benefit will be made monthly. You may elect instead to have the Annuity Benefit paid at other intervals, such as every three months, six months, or twelve months, instead of monthly, subject to our rules at the time of your election or as otherwise stated in the Data Page(s) or any Endorsement or Rider later added to this Contract. This election may be made at the time the Annuity Benefit form as described in the Section, “Annuity Benefit Forms,” is elected. In that event, all references in this Contract to monthly payments, with respect to the Annuity Benefit to which the election applies, will be deemed to mean payments at the frequency elected.

SECTION 7.03 ANNUITY BENEFIT FORMS

If you elect to apply the Annuity Account Value or Cash Value, whichever applies pursuant to the first paragraph of the Section “Amount of Annuity Benefits”, to an Annuity Benefit, you may elect any annuity form offered by us or one of our affiliated life insurance companies,

SECTION 7.04 AMOUNT OF ANNUITY BENEFITS

If you elect pursuant to the Section “Election of Annuity Benefits” to have an Annuity Benefit paid in lieu of the Cash Value, then the amount applied to provide the Annuity Benefit will, unless otherwise stated in the Data Pages or required by applicable laws or regulations, be (i) the Annuity Account Value if the annuity form elected provides payments for a person’s remaining lifetime or (ii) the Cash Value if the annuity form elected does not provide such lifetime payments.

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The amount applied to provide an Annuity Benefit may be reduced by a charge for any taxes which apply on annuity purchase payments. If we have previously deducted charges for taxes from Contributions, we will not again deduct charges for the same taxes before an Annuity Benefit is provided. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Table of Guaranteed Annuity Payments included in Appendix B of this Contract, or (ii) our then current individual annuity rates, whichever rates would provide a larger benefit with respect to the payee.

The Annuity Benefit at the time of commencement will not be less than that which would be provided by the application of an amount to purchase any single consideration immediate annuity contract of the same form of annuity offered by us at the time to the same class of annuitants. The amount applied to provide a life contingent annuity payout option will be the Annuity Account Value.

SECTION 7.05 CONDITIONS FOR PAYMENT

We may require proof acceptable to us that the individual on whose life a benefit payment is based is alive when each payment is due. We will require proof of the age of any such individual on whose life an Annuity Benefit is based.

If a benefit was based on information that is later found not to be correct, such benefit will be adjusted on the basis of the correct information. The adjustment will be made in the number or amount of the benefit payments, or any amount used to provide the benefit, or any combination. Overpayments by us will be charged against future payments. Underpayments will be added to future payments. Our liability is limited to the correct information and the actual amounts used to provide the benefits.

If the age (or sex, if applicable as stated in the Tables of Guaranteed Annuity Payments) of any individual upon whose life an Annuity Benefit depends has been misstated, any benefits will be those which would have been purchased at the correct age (or sex). Any overpayments or underpayments made by us will be charged or credited with interest at (a) the rate shown in the Data Page(s). Such interest will be deducted from or added to future payments.

If we receive acceptable proof that (i) a payee entitled to receive any payment under the terms of this Contract is physically or mentally incompetent to receive such payment or a minor, (ii) another person or an institution is then maintaining or has custody of such payee, and (iii) no guardian, committee, or other representative of the estate of such payee has been appointed, we may make the payments to such other person or institution. In the case of a minor, the payments will not exceed $200, or such other amount as may be shown in the Data Page(s). We will have no further liability with respect to the payments so made.

If the amount to be applied hereunder is less than the minimum amount stated in the Data Page(s), we may pay the amount to the payee in a single sum instead of applying it under the annuity form elected.

SECTION 7.06 CHANGES

We have the right, upon advance notice to you, to change at any time after the fifth anniversary of the Contract Date and at intervals of not less than five years, the actuarial basis used in the Tables of Guaranteed Annuity Payments. However, no such change will apply to (a) any Annuity Benefit provided before the change or (b) Contributions made before such change which are applied to provide an Annuity Benefit.

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SECTION 7.07 REQUIRED MINIMUM DISTRIBUTION RULES – PAYMENTS AFTER YOUR DEATH

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

No amount is required to be distributed prior to your death.

Notwithstanding any provision of this Contract to the contrary, the distribution of your entire interest in this Contract will be made in accordance with the requirements of Section 408(b)(3) of the Code, as modified by Section 408A(c)(5) and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized, the distribution of your “entire interest” in this Contract, described below in this Section, must satisfy the requirements of Section 408(a)(6) of the Code, as modified by Section 408A(c)(5) of the Code, and the Treasury Regulations thereunder.

Upon your death your interest in this Contract will be distributed at least as rapidly as follows:

(1) If your designated Beneficiary is someone other than your surviving Spouse as described in the immediately following paragraph, your entire interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your death, over the remaining life expectancy of the designated Beneficiary, with such life expectancy determined using the age of the Beneficiary as of his or her birthday in the year following the year of your death. In the alternative, the Beneficiary may elect to take distribution of your entire interest in this Contract in accordance with paragraph (3) below in this Section.

(2) If your sole designated Beneficiary is your surviving Spouse, your entire interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70 1/2, if later), over such surviving Spouse’s life expectancy. In the alternative, your surviving Spouse may elect to take distribution of your entire interest in this Contract in accordance with paragraph (3) below in this Section. If your surviving Spouse dies before these required distributions commence to him or her, your remaining interest in this Contract will be distributed, starting by the end of the calendar year following the calendar year of your surviving Spouse’s death, over your Spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as of his or her birthday in the year following the death of your Spouse. In the alternative, that beneficiary may elect to take distribution of your entire interest in this Contract in accordance with paragraph (3) below in this Section. If your surviving Spouse dies after these required distributions commence to him or her, any remaining interest in this Contract will continue to be distributed under the Annuity Benefit or other option chosen under this Contract.

(3) If there is no individual designated as Beneficiary, or if the applicable Beneficiary chooses this alternative, your entire interest in this Contract will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of your surviving Spouse’s death in the case of the surviving Spouse’s death before distributions are required to begin under paragraph (2) in this Section above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving

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Spouse as the sole designated Beneficiary, such Spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such Spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Beneficiary’s age in the year specified in paragraph (1) or (2) in this Section above and reduced by 1 for each subsequent year.

Your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this Roth IRA Contract, such as any applicable guaranteed benefits.

For purposes of paragraph (2) above, required distributions are considered to commence on the date distributions are required to begin to your surviving Spouse under paragraph (2) above in this Section. However, if distributions start on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, prior to the applicable date in the preceding sentence, then required distributions are considered to commence on the annuity starting date.

If the sole designated Beneficiary is your surviving Spouse, at such Spouse’s option, distribution of your interest in this Contract need not be made until your surviving Spouse’s death. However, even if the sole designated Beneficiary is your surviving Spouse, such Spouse is not eligible to take or continue GAWA payments unless (i) you had elected to take GAWA payments on a Joint Life basis, and (ii) the individual named as Spouse at the initial election to take GAWA payments continues to be your Spouse at your death.

Potential aggregation with your other Roth individual retirement arrangements. In the circumstances described in this paragraph, a Beneficiary who is also your designated beneficiary under at least one other of your Roth individual retirement arrangements may choose to take the post-death required minimum distribution payments calculated for this Contract in the manner specified in paragraph (1) or (2) of this Section above for the Beneficiary’s portion of the entire interest in this Roth IRA contract from another of your Roth individual retirement arrangements in accordance with Treasury Regulation Section 1.408-8, Q&A A-9. We may request that a Beneficiary document eligibility to take withdrawals from another of your other Roth individual retirement arrangements. This choice does not apply if your Beneficiary has elected the alternative calculation method to take distribution of your entire interest in this Contract under paragraph (3) above in this Section. The post-death Required Minimum Distribution must be calculated separately for each Roth IRA. The separately calculated amounts may then be totaled and the total distribution taken from any one or more of the individual’s Roth IRAs held as a beneficiary of the same decedent and which are being distributed under the life expectancy rule in Section 401(a)(9)(B)(iii) or (iv) of the Code. Such amounts may not be aggregated with amounts held in Roth IRAs that the Beneficiary holds as the Roth IRA owner or as the beneficiary of another decedent. Distributions from traditional IRAs will not satisfy the distribution requirements applicable to Roth IRAs or section 403(b) accounts or contracts and distributions from Roth IRAs or section 403(b) contracts or accounts will not satisfy the distribution requirements from traditional IRAs.

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PART VIII - CHARGES

SECTION 8.01 ADMINISTRATIVE AND OTHER CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE

As of each Processing Date, we will deduct Administrative Charges or other Charges related to the administration and/or distribution of this Contract from the Annuity Account Value. Such Charges are shown in the Data Pages.

If specified in the Data Pages, the Charges will be deducted in full or prorated for the Contract Year, or portion thereof, in which the Contract Date occurs or in which the Annuity Account Value is withdrawn or applied to provide an Annuity Benefit or Death Benefit. If so, the Charges will be deducted when withdrawn or so applied.

The amount of any such Charge will in no event exceed any maximum amount shown in the Data Pages, subject to any maximum amount permitted under any applicable law.

We have the right to change the amount of the Charges with respect to future Contributions. We will give you advance notice of any such change.

SECTION 8.02 TRANSFER CHARGES

We have the right to impose a charge with respect to any transfer among Investment Options after the number of free transfers shown in the Data Pages. The amount of such charge will be set forth in a notice from us to you and will in no event exceed any maximum amount stated in the Data Pages.

SECTION 8.03 INVESTMENT FUND REDEMPTION FEE

We reserve the right to charge your Annuity Account Value for any redemption fee or other transfer charge imposed by an Investment Fund. Such amounts will be withdrawn from your Annuity Account Value as described in the Section “Withdrawals”.

SECTION 8.04 DAILY SEPARATE ACCOUNT CHARGE

Assets of the Variable Investment Options will be subject to a daily asset charge. This daily asset charge is for, expenses and mortality and expense risk that we assume, as well as for financial accounting and Death Benefits if specified in the Data Pages. The charge will be made pursuant to item (c) of ‘‘Net Investment Factor’’ as defined in the Section “Separate Account Accumulation Units and Unit Values”. Such charge will be applied after any deductions to provide for taxes. It will be at a rate not to exceed the maximum annual rate stated in the Data Pages. We have the right to charge less on a current basis; the actual charge to apply, for at least the first Contract Year, is also stated in the Data Pages.

SECTION 8.05 GUARANTEED BENEFIT CHARGE

We will deduct a Guaranteed Benefit Charge equal to a percentage of your Annuity Account Value, as shown in the Data Pages, on each Contract Anniversary Date. Such charge will be deducted on a pro rata basis from all Variable Investment Options. The deduction of this charge will not cause a reduction in the Ratchet Base or the GAWA.

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SECTION 8.06 CHARGE FOR TAXES

We reserve the right to deduct from the amount applied to provide an Annuity Benefit a charge that we determine which is designed to approximate certain taxes that may be imposed on us, including but not limited to premium taxes which may apply in your state. If the tax to which this charge relates is imposed on us at a time other than when amounts are applied to an Annuity Benefit or if required by your state, we reserve the right to deduct this charge for taxes from Contributions. The balance will be used to purchase the Annuity Benefit on the basis of either (i) the Tables of Guaranteed Annuity Payments or (ii) our then current annuity rates, whichever rates would provide a larger benefit with respect to the payee.

SECTION 8.07 THIRD PARTY TRANSFER CHARGE

We have the right to deduct a charge for any amount withdrawn from this Contract and directly transferred to another investment provider, retirement plan, account, or contract, as applicable. This charge would apply to direct transfers, direct rollovers and exchanges of this Contract for another contract issued by another company. This charge, if any, will be specified in the Data Pages.

SECTION 8.08 CHANGES

In addition to our right to reduce or waive charges as described in this Part, “Charges”, we have the right, upon advance notice to you, to increase the amount of any charge stated in the Data Pages, subject to any maximum amount provided in this Part, “Charges” or the Data Pages.

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PART IX - GENERAL PROVISIONS

SECTION 9.01 CONTRACT

This Contract is the entire Contract between the parties. It will govern with respect to our rights and obligations.

This Contract may not be changed, nor may any of our rights or rules be waived, except in writing and by our authorized officer.

SECTION 9.02 STATUTORY COMPLIANCE

We have the right to change this Contract without the consent of any other person in order to comply with any laws and regulations that apply. Such right will include, but not be limited to, the right to conform this Contract to reflect requirements of the Code and Treasury regulations or published rulings of the Internal Revenue Service, the Employee Retirement Income Security Act of 1974 and regulations thereunder, and federal securities laws.

The benefits and values available under this Contract will not be less than the minimum benefits required by any state law that applies.

If this Contract fails to qualify as a Roth individual retirement annuity under Sections 408(b) and 408A(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before a supplementary contract has been issued, either because the Annuity Account Value falls to zero or an Annuity Benefit in the Part “Annuity Benefits and Required Minimum Distributions,” is elected at or before the Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to a Roth individual retirement annuity which meets the terms of Sections 408(b) and 408A(b) of the Code.

However, we may also, at your request, transfer the Annuity Account Value to another annuity contract issued by an affiliate, subsidiary or us.

SECTION 9.03 DEFERMENT

The use of proceeds to provide a payment of a Death Benefit and payment of any portion of the Annuity Account Value will be made within seven days after the Transaction Date of the request. Payments or proceeds from the Variable Investment Options can be deferred for any period during which (1) the New York Stock Exchange is closed or trading is restricted, (2) sales of securities or determination of the fair value of a Variable Investment Option’s assets is not reasonably practicable because of an emergency, or (3) the Securities and Exchange Commission, by order, permits us to defer payment in order to protect persons with interests in the Variable Investment Options.

SECTION 9.04 REPORTS AND NOTICES

At least once each year until the Maturity Date, we will send you a report showing:

(a) the total number of Accumulation Units in each Variable Investment Option;

(b) the Accumulation Unit Value;

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(c) the dollar amount in each Variable Investment Option;

(d) the Ratchet Base;

(e) the GAWA;

(f) the Cash Value; and

(g) the amount of the Death Benefit.

A report as described above or any written notice as described in any other Section will be satisfied by our mailing any such report or notice to your last known address as shown in our records.

Notices sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

SECTION 9.05 ASSIGNMENTS AND NONTRANSFERABILITY

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

SECTION 9.06 PAYMENTS

All amounts payable must be paid by check drawn on a bank that is subject to regulation by the United States or an agency or instrumentality thereof or a State, and payable to us (in United States dollars) or by any other method acceptable to us.

Any requirement for distribution or withdrawal of interest in the Contract shall be fully discharged by payment of the Death Benefit, Annuity Account Value or Cash Value, whichever is applicable, to the Owner or the Beneficiary, as the case may be and mailed to the address as shown in our records by United States mail unless we agree to transmit the funds to another person or in another form in accordance with the terms and conditions of the Contract.

SECTION 9.07 HOW TO COMMUNICATE WITH US

All transaction requests and other notices to us must be in writing in a form satisfactory to us, and delivered by U.S. mail to our Processing Office, except to the extent we agree, by advance written notification to you, to receive such requests or notices in another manner. We may choose to change a previously accepted manner of communication at our discretion.

Transaction requests or other communications sent to us will not be effective until received at the Processing Office. Your Contract Number should be included in all correspondence.

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APPENDIX A

Joint Life Reduction Rates

Age of Participant

Age of Spouse	60	61	62	63	64	65	66	67	68	69	70
50	[58%	61%	63%	66%	68%	69%	69%	68%	68%	67%	66%
51	59%	62%	64%	66%	68%	70%	70%	69%	69%	68%	67%
52	59%	62%	65%	67%	69%	71%	71%	70%	70%	69%	68%
53	60%	63%	66%	68%	70%	72%	72%	71%	71%	70%	69%
54	61%	64%	66%	69%	71%	73%	73%	72%	72%	71%	70%
55	61%	64%	67%	70%	72%	74%	74%	73%	73%	72%	71%
56	62%	65%	68%	70%	73%	75%	75%	74%	74%	73%	72%
57	63%	66%	69%	71%	74%	76%	76%	75%	75%	74%	73%
58	63%	66%	69%	72%	75%	77%	77%	76%	76%	75%	74%
59	64%	67%	70%	73%	75%	78%	78%	77%	77%	76%	76%
60	64%	68%	71%	74%	76%	79%	79%	78%	78%	77%	77%
61	65%	68%	72%	75%	77%	80%	80%	80%	79%	79%	78%
62	66%	69%	72%	75%	78%	81%	81%	81%	80%	80%	79%
63	66%	70%	73%	76%	79%	82%	82%	82%	82%	81%	81%
64	67%	70%	74%	77%	80%	83%	83%	83%	83%	82%	82%
65	67%	71%	75%	78%	81%	84%	84%	84%	84%	84%	83%
66	68%	72%	75%	79%	82%	85%	85%	85%	85%	85%	84%
67	68%	72%	76%	79%	83%	86%	86%	86%	86%	86%	86%
68	69%	73%	77%	80%	84%	87%	87%	87%	87%	87%	87%
69	69%	73%	77%	81%	84%	88%	88%	88%	89%	89%	88%
70	70%	74%	78%	82%	85%	89%	89%	90%	90%	90%	90%
71	70%	74%	78%	82%	86%	89%	90%	91%	91%	91%	91%
72	71%	75%	79%	83%	87%	90%	91%	92%	92%	92%	92%
73	71%	75%	79%	83%	87%	91%	92%	92%	93%	93%	94%
74	71%	76%	80%	84%	88%	92%	93%	93%	94%	94%	95%
75	72%	76%	80%	85%	89%	92%	93%	94%	95%	96%	96%]

Reduction rates required for ages not shown in the above table will be calculated by AXA Equitable on the same actuarial basis.

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APPENDIX B

TABLE OF GUARANTEED ANNUITY PAYMENTS

[Amount of Annuity Benefit payable monthly on the Life Annuity form with Ten* Years Certain provided by an application of $1,000.

	Monthly Income			Monthly Income
Age	Males	Females	Age	Males	Females
60	3.22	2.95	80	5.17	4.74
61	3.28	3.01	81	5.38	4.92
62	3.35	3.07	82	5.60	5.12
63	3.42	3.13	83	5.84	5.32
64	3.50	3.19	84	6.09	5.54

65	3.57	3.26	85	6.36	5.77
66	3.66	3.33	86	6.65	6.02
67	3.74	3.41	87	6.94	6.28
68	3.83	3.48	88	7.24	6.54
69	3.92	3.56	89	7.55	6.81

70	4.02	3.65	90	7.85	7.08
71	4.11	3.74	91	8.15	7.36
72	4.22	3.83	92	8.48	7.64
73	4.32	3.93	93	8.82	7.94
74	4.43	4.03	94	9.18	8.26
			95	9.57	8.60

75	4.55	4.14
76	4.66	4.25
77	4.78	4.37
78	4.91	4.49
79	5.04	4.61

*	At age 80 and over the rates are adjusted so that the certain period does not exceed life expectancy.

The amount of income provided under an Annuity Benefit payable on the Life Annuity Form with Ten Years Certain is based on 1.5% interest and mortality equal to 85% of the Annuity 2000 Mortality Table projected at 1.15% for males and 1.35% for females for a number of years equal to attained age minus 20, but not less than 30.

Amounts required for ages not shown in the Table or for other annuity forms will be calculated by AXA Equitable on the same actuarial basis.]

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